Exhibit 99.1

PRECISION CASTPARTS CORP. COMPLETES

ACQUISITION OF SHUR-LOK GROUP

PORTLAND, OR – January 6, 2006 – Precision Castparts Corp. (NYSE:PCP) has completed the acquisition of the Shur-Lok Group, a leading manufacturer of highly engineered, critical aerospace fasteners, including inserts, barrel nuts, adjustable diameter bolts, fluid fittings, and lock nuts.

The acquisition of the Shur-Lok Group, which includes the Shur-Lok Corporation of Irvine, California, and Shur-Lok International of Petit-Rechain, Belgium, will greatly expand Precision Castparts Corp.’s (PCC’s) manufacturing capabilities and the range of fastener product families the Company can offer to its customers.  Shur-Lok employs approximately 270 people at its two facilities.

The transaction was funded with borrowings under existing lines of credit and cash on hand.  The financial results of Shur-Lok will be reported in PCC’s Fastener Products segment, as of today’s closing date.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.  The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.